Exhibit 99.2
Volcano Corp. 3q 2006 Conference Call Script Draft
Operator
1.	Ladies and gentlemen, thank you for standing by and welcome to the Volcano Corporation third quarter 2006 earnings conference call. During the presentation all participants are in a listen-only mode. Following formal comments, we will conduct a question and answer session. To ask a question, press *0. As a reminder, this call is being recorded Wednesday, November 1, 2006. A replay of this call will be accessible through Wednesday, November 8 at (719) 457-0820, using passcode 4959341 or via the company’s website at www.volcanocorp.com. This script has been filed earlier today with the Securities and Exchange Commission as an exhibit to a Form 8-K. I would now like to turn the call over to Mr. John Dahldorf, Volcano’s chief financial officer. Go ahead please.
John Dahldorf
2.	Thank you and good afternoon everyone. We appreciate you joining us today. I am John Dahldorf, Volcano’s chief financial officer. With me is Scott Huennekens, the company’s president and chief executive officer. Scott will begin our comments today with an overview of the quarter and I will follow with a discussion of our financial results and guidance for fiscal 2006.

3.	Before turning the call over to Scott, let me remind you that our prepared remarks contain forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These include statements related to the guidance about anticipated financial results, product development and clinical trial programs, as well as forward-looking statements that we may make in response to your questions. Factors that could cause Volcano’s actual results to differ materially from these forward-looking statements are described in our filings with the Securities and Exchange Commission, including our 10-Q for the quarter ended June 30, 2006 and our 10-Q for the quarter ended September 30, 2006, which is to be filed. Volcano cautions you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update publicly any forward-looking statements to reflect new information with events or circumstances after the date they were made. Scott.
Scott Huennekens
4.	Thank you John and welcome to our second earnings conference call as a public company. We continue to be gratified by the market’s interest in our story and thank you again for joining us today. We had another excellent quarter, highlighted by:
•	Record quarterly revenues and our first quarter of profitability on a GAAP basis,

•	The first installations of both the s5i and s5i GE Innova IVUS, and

•	Continued progress on the regulatory and product development fronts.
In addition, last week, we had a strong showing at the Transcatheter Cardiovascular Therapeutics meeting, or TCT, including the release of encouraging data from our key clinical trials.

5.	John will discuss our financial performance in more detail shortly, but a couple of key points about our results as we reported $27.8 million in revenues for the quarter versus $26.9 million in the third quarter a year ago and $25.9 million in the second quarter of this year. First, our IVUS system revenues increased 58 percent versus the second quarter of this year, a result of initial shipment activity to Japan for the s5. IVUS system revenues in the third quarter a year ago continue to reflect the initiation of our distribution agreement with Goodman in Japan that we discussed with you during our last earnings call. You will see the impact of these Goodman orders reflected in our fourth quarter year-over-year comparisons as well. Our IVUS disposable business was also very strong versus a year ago, as those revenues increased 11 percent. Finally, we are delighted that we reported our first quarter of profitability on a GAAP basis.

6.	As I mentioned a moment ago, we realized a number of important operational milestones during the quarter. These included the 510(k) clearance for the s5i family of products in the U.S., as well as the regulatory approval of the s5i GE Innova IVUS. During the quarter, we saw the first installations of the s5i in both the U.S. and Europe. These installations occurred at several leading institutions, including for example, Columbia Presbyterian in New York, Scripps Clinic in California, University of North Carolina and University Hospital in San Antonio, as well as a number of community hospitals, including Providence Hospital in South Carolina; Western Medical in California and Valley View Hospital in Colorado. In Europe, initial installations took place at leading centers in Germany, France and The Netherlands. As a reminder, the s5i is Volcano’s first IVUS system that can be integrated into virtually any new or existing cath lab configuration. It addresses a number of historical barriers to the use of IVUS by making IVUS a quicker and more intuitive procedure. By integrating the s5i directly into the cath lab, IVUS is always there and always on. We believe this makes IVUS always ready to provide clarity for physicians and greater confidence in their diagnosis and therapy guidance, along with greater convenience with respect to ease of use and speed. In addition, the s5i incorporates real time VH that is designed to enhance the interpretation of IVUS images and allows for automatic border detection and vessel sizing. The initial customer response to the s5i has been very positive and we are optimistic about the potential for the s5i to broaden adoption of IVUS going forward.

7.	The past several weeks have also seen the initial installations of the s5i GE Innova IVUS, our configuration specifically designed for integration into GE’s Innova Cath Labs. The GE program is off to a very good start, and in fact we announced two weeks ago that GE plans to include the cabling required to operate Volcano’s IVUS technology on all future installations of the GE Innova system in the United States. Including this cabling as part of the standard installation creates the infrastructure required to operate the s5i GE Innova IVUS. As we indicated in our last call, we have a great deal of optimism about what this relationship can contribute to our future growth, although we expect activity related to it will ramp up over time.

8.	We have also launched our Revolution Catheter on our IVG console in the United States and Europe. The Revolution is a 45 MHz rotational high frequency catheter. With its introduction, we are now the only company offering clinicians both phased array and rotational IVUS catheters. The Revolution has regulatory clearance in the United States and Europe for use with the IVG console and we are on track to receive regulatory approval in Japan in the second half of 2007 for use on the IVG console. Based on our current expectations, we expect the Revolution will be available on the s5 family of consoles in the United States and Europe in the first half of 2007 and in Japan by the first half of 2008.

9.	Our Angio IVUS Mapping, or AIM program, continues to progress. This is a program under which we and Paieon are developing IVUS and angiographic co-registration on our IVUS consoles that will enable physicians to take advantage of the advanced features of IVUS while working in the familiar realm of angiography. We have received clearance in the third quarter to market this feature in the United States. Additionally, in October we received clearance to market this feature on the IVG console in Europe. Customer preference testing on the IVG console continues to go well and this feature was demonstrated as part of numerous live cases at the TCT meeting last week. We are planning a limited launch of this capability during the fourth quarter. The higher level integration of AIM on the s5 family of consoles is scheduled for release by the middle of 2007.

10.	Finally, in the functional measurement area, in the early part of the fourth quarter, we received regulatory approval in Japan for our ComboWire, which measures both pressure and flow. ComboMap, our PC-based mobile console is also being updated with improved user interface functionality that streamlines the measurement process and provides additional diagnostic information. We are pleased with our ability to provide innovations and enhancements to clinicians in the FM area and believe these recent advances represent important milestones in the development of our FM business.

11.	We had a very strong presence at the recent TCT meeting, and there was a great deal of discussion around the value IVUS can play in the safe and effective placement of stents in the coronary arteries, whether they are bare metal or drug eluting. The use of IVUS was highlighted in clinical studies and live cases as an effective and available technology to minimize the risk of stent thrombosis through better stent apposition and expansion, and covering all plaque, including specifically necrotic core plaque. Some highlights of TCT included:
•	Dr. William Wijns from Aalst, Belgium presented data showing that 77 percent of patients reporting very late stent thrombosis with drug-eluting stents at greater than one year had incomplete stent apposition versus just 12 percent of patients without very late stent thrombosis.

•	Dr. Marco Costa from the University of Florida presented the STLLR study results, a double blinded multi-center trial of 1,419 patients, that demonstrated geographic miss occurs in 66.5 percent of drug-eluting stent procedures and that this leads to high TVR, TLR, MI and stent thrombosis. This again highlights the need for IVUS to guide and optimize stent placements to improve patient outcomes.

•	Dr. Renu Vermani presented autopsy data that identified the five primary causes of late stent thrombosis. We believe IVUS guidance of stenting can help clinicians to address several of these, including stent malapposition, stent expansion, placement of the stent completely over plaque and necrotic core areas and ensure that stents are right sized and expanded properly in ostial and bifurcation stents.

•	A clinical update on the initial 250 PROSPECT trial patients was provided by the principle investigator Dr. Gregg Stone. His presentation included baseline demographic and imaging data. As a reminder, PROSPECT is a 700-patient U.S. and European study that we are collaborating on with Abbott Vascular, formerly the vascular business of Guidant, to study the natural history of plaque in acute coronary syndrome patients with coronary artery disease. After stenting of all clinically significant lesions in patients with acute coronary syndromes and 1-2 vessel coronary artery disease, his interim findings included that three-vessel IVUS VH imaging is feasible in most patients. In addition, approximately 2.5, plus or minus 2.1, angiographically visible lesions per patient are left behind, and approximately 16 percent of these are severe, meaning they meet the criteria for treatment. More importantly, when the same vessels are examined with IVUS, approximately 2.9, plus or minus 1.9, lesions are identified in the proximal or mid-coronary tree, and approximately 25 percent of these are severe, meaning they meet the criteria for stenting. Lastly, VH found lesions that have the characteristics of vulnerable plaque in approximately 35 percent of patients. In summary, we believe that the interim PROSPECT data shows that IVUS technology works and we are finding plaque that should be treated based upon today’s criteria. This could lead to further justification for IVUS use in diagnostic angiograms. Additionally, Dr. Stone reported the completed analysis from the entire 700 patients enrollment will more precisely characterize the coronary tree of acute coronary syndrome patients after stenting and patient follow up is going to help determine factors that can identify patients and lesions at risk for future adverse coronary vascular system events.

•	There were also several presentations and abstracts on our VH Registry, which has now enrolled more than 3,000 patients. This is a non-randomized prospective global study exploring the correlation of plaque characteristics with patient demographics, clinical presentation and cardiac risk factors. It is the first ever large registry in-vivo tissue characterization study in the coronary arteries. The interim data provided a number of insights from the first 990 patients. It showed that men have more plaque and that the composition of the plaque is more fibrotic and fibrofatty than in women. With age, the amount of calcium and necrotic core increase significantly, especially in women. Increases in calcium and necrotic core are associated with prior cardiac history, myocardial infarction, coronary artery bypass and diabetes, among other factors. The data also showed that ischemia was not associated with an increased plaque burden but rather with a difference in plaque composition. It also showed that a combination of aspirin and statin therapy is associated with a lower amount of plaque and less fibrofatty and fibrotic plaque, suggesting that the effectiveness of systemic therapy may be measured by both the amount and composition of plaque burden. I would note this data is very consistent with previous autopsy histology results from cardiac death.

•	Dr. Uwe Siebert, director of the Cardiovascular Research Program at the Institute for Technology Assessment at Massachusetts General in Boston, presented a cost-benefit analysis of a catheter-based diagnostic for the identification of Vulnerable Plaque. His conclusions were that a catheter-based approach in conjunction with stenting, appears to be cost-effective across a wide value of parameters. We believe data from landmark studies, such as PROSPECT, will provide further insight into the economic viability of this model.

•	In conclusion, the study findings presented at TCT are very encouraging and we believe help demonstrate the valuable role that IVUS can play in the diagnosis of coronary artery disease, the understanding of the disease to optimize systemic and focal therapies, the optimization of stent placement and the potential to economically diagnose coronary plaques that are likely to progress and cause clinical events. We also believe that the continued release of favorable IVUS clinical data will demonstrate its value to clinicians and their patients and result in broader use of IVUS.

•	Our IVUS technology was also showcased in a number of live cases and we featured our new s5 family of consoles, real time VH, Revolution catheter and our AIM IVUS mapping technology at our booth, which drew large crowds throughout the event.

•	We also sponsored a breakfast symposium highlighting the role of IVUS in guiding the placement of drug eluting stents, and participated in a GE event that highlighted the s5i GE Innova IVUS.
12.	Our clinical trials in the areas of vulnerable plaque and drug effectiveness are tracking well, including the IBIS II trial with GlaxoSmithKline involving the use of IVUS and VH to detect and characterize plaque progression by using IVUS imaging to measure the effect of their LPLA2 inhibitor and statins on plaque. Baseline enrollment for IBIS II was completed in August, and there is a one year invasive follow up required for this study. We have also completed enrollment of the CAPITAL trial with the Arizona Heart Institute on the use of IVUS and VH to diagnose and understand carotid artery disease. We expect analysis of this data will be completed by year-end. Also in the clinical trial area, we are in the final stages of designing of a new trial, CHECK, or Carotid Histology Evaluation and Correlation to patient work-up. This will be a registry of carotid artery stented patients in the United States, Europe and Japan who will undergo IVUS imaging of their carotid arteries prior to stenting. We are planning to start this trial early next year. We believe there is a growing interest in the use of IVUS in carotid artery stenting and there were a number of live cases at the TCT using IVUS for this procedure.

13.	Within the past couple of weeks, we announced a partnership that we believe has the potential to expand the capabilities of our IVUS technology. Under a memorandum of understanding with MediGuide—a privately held company with development offices in Haifa, Israel—we plan to develop advanced imaging and navigational technologies that combine MediGuide’s Medical Positioning Systems, or MPS™, with IVUS. We are currently negotiating a definitive agreement with the goal to expand the current two-dimensional aspect of IVUS into a three-dimensional image that can provide more useful clinical information. Our initial focus will be in the area of interventional cardiology, although we expect to develop endovascular applications as well.

14.	Before turning the call over to John, I want to spend a moment and discuss our longer-term initiatives and how they align with the company’s growth strategy.

15.	We have a four-pronged growth strategy, beginning with our current focus on stent optimization by making it faster and more effective. We will continue to develop new products and technologies, produce new clinical data, and pursue strategic partnerships along the lines of our GE and Paieon programs. In addition, we will continue to have a strong clinical focus in this area, particularly given the current concerns over the use of drug-eluting stents and stent thrombosis. We feel we can ultimately drive IVUS utilization for more than 20 percent of PCI procedures globally.

16.	Our second area of focus is IntraCardiac Echo, or ICE. Our initiatives in this area are timely, as demonstrated by the number of presentations at TCT on new percutaneous structural heart therapies. We are making good progress with our product development programs in this area and expect to be launching our initial ICE family of products in early 2008.

17.	The third area is vulnerable plaque, which we feel will begin to develop in 2008 and become meaningful in 2009. We are developing technologies and have clinical trials underway, and the market is being characterized in ways that dovetail nicely with our strategy. In fact, the presentation I mentioned earlier by Dr. Uwe Siebert highlighted the economic benefits of identifying and treating vulnerable plaques. We believe that the Vulnerable Plaque market has five distinct opportunities, and that each will develop at different times. The first three market opportunities occurring during diagnostic angiograms, of which there are four million done annually on a global basis. In the United States, there is reimbursement of $1,600 for IVUS under an APC code during diagnostic angiograms. The first opportunity for IVUS VH is to diagnose disease that was not diagnosed by the angiogram. The interim PROSPECT data showed the degree to which angio alone does not diagnose this disease. By doing IVUS VH and finding a greater need for stents, both the hospitals and patients benefit. The second opportunity is also diagnostic, helping to better understand the disease through the use of IVUS VH. There is the opportunity for IVUS VH to help determine the optimal systemic therapy based on the plaque characterization. The third opportunity is using IVUS to identify the Vulnerable Plaque that is likely to progress, rupture and cause a clinical event, such as a heart attack. There are also two opportunities in treatment with interventional stenting procedures. The first is using IVUS similarly to the diagnostic angios I’ve just mentioned to diagnose disease. The second is to guide focal therapy directly to the plaque. For example, IVUS can be used to help guide drug-eluting stents to the right location and enhance their safe and effective deployment.

18.	The fourth and final area is the opportunities that we plan to identify through M&A and/or licensing of technology. We will look for opportunities that can leverage our existing technologies and internal capabilities and can accelerate our penetration of the markets I have just outlined. I’ll now ask John to review our financial results.
John Dahldorf
19.	Thanks Scott. As Scott mentioned at the outset, our revenues for the third quarter of 2006 were $27.8 million, a three percent increase over revenues of $26.9 million in the third quarter a year ago and a seven percent increase over revenues of $25.9 million in the second quarter of this year. Revenues for the third quarter of this year include approximately $2.8 million related to the introduction of the s5 in Japan. Revenues in the third quarter of last year include approximately $4 million related to the Goodman distribution agreement in Japan. Revenues for the first nine months of 2006 were $73.5 million, an increase of nine percent over revenues of $67.2 million in the first nine months of 2005. The year-to-date revenues for 2005 include approximately $8 million in revenues related to the Goodman distribution relationship. Another factor impacting our year-over-year quarter revenues was activity in our FM business. FM system revenues were very small in the third quarter of this year versus $207,000 in the same quarter of last year. These results reflect the deferral of FM system revenues in the third quarter of this year so that we could incorporate the ComboMap feature Scott mentioned. The systems have been shipped and customers have been using them, but we won’t record the revenues from these shipments until we have installed the ComboMap feature, which we believe will occur in the fourth quarter of this year. Finally, FM disposable revenues decreased nearly ten percent year-over-year due primarily to a decline in activity in Japan as customers awaited the new release of ComboWire. ASP’s for all of our products in the quarter were essentially flat with the third quarter of last year and the second quarter of 2006.

20.	With respect to quarterly revenues, we will provide the same level of detail in comparison to the same quarter a year ago as we did in our prior call. They include:
•	Consolidated revenues for IVUS systems and related equipment were $7.7 million versus $8.6 million a year ago. In the U.S., these revenues were $3.2 million versus $2.4 million. In Japan, they were $3.0 million versus $5.4 million. In Europe, they were $745,000 versus $441,000.

•	IVUS consoles placed globally during the quarter were 143. These placements include both units sold, as well units placed under our catheter utilization programs.

•	On a consolidated basis, IVUS disposable revenues were $17.0 million versus $15.4 million. In the U.S., they were $7.8 million versus $7.0 million. In Japan, they were $6.8 million versus $5.9 million and in Europe they were $1.9 million versus $2.1 million.

•	FM consolidated revenues were $2.2 million versus $2.6 million. In the U.S., FM revenues were $1.2 million versus $1.4 million. In Japan, they were $159,000 versus $375,000. In Europe, they were $742,000 versus $722,000.

•	Other revenue on a consolidated basis was $804,000 versus $412,000 a year ago.
21.	Gross margin in the quarter was 62 percent versus 50 percent in the third quarter a year ago and 56 percent in the second quarter of this year. Contributing to this very solid improvement in margin were sales of our s5 family of consoles, which is less expensive to manufacture than our IVG console, and the continuing implementation of our cost reduction programs. As we have indicated in the past, continued gross margin improvement is a key focus of our corporate strategy and we are pleased with the progress we have made in this area over the past several quarters.

22.	Operating expenses were $16.5 million in the third quarter of this year versus $14.0 million in the same quarter a year ago, and $16.7 million in the second quarter of this year. Factors contributing to increased SG&A versus last year are additional head count, public company costs—which were not a factor last year—increased facility and IT costs and stock-based compensation expense.

23.	Non-cash stock-based compensation expense was $809,000 versus $359,000 a year ago and $796,000 in the second quarter of this year.

24.	Net income for the third quarter of 2006 was $501,000, or $0.01 per diluted share versus a loss of $1.8 million, or $0.27 per share, in the same quarter a year ago. Our ability to be profitable this quarter resulted from the confluence of several events, most importantly our record revenue and timing of operating expenses. However, from time to time we expect to experience changes in revenues, particularly on the systems side of the business. Furthermore, we intend to make future investments in key areas to grow our company. As a result, we expect to experience variability in our reported earnings and losses in future periods but continue to aim to achieve sustained profitability in the second half of 2007. Excluding stock-based compensation expense, our net income for the quarter was $1.3 million, or $0.04 per diluted share, versus a loss of $1.5 million, or $0.22 per share, in the third quarter a year ago. The weighted average diluted shares outstanding in the third quarter of this year were 36.9 million versus 6.7 million in the same period a year ago, a result of the conversion of preferred stock to common stock, the exercise of warrants and the company’s IPO in June of this year. Also, because we had a profit in the third quarter of this year, we are reporting shares on a diluted basis.

25.	In terms of the balance sheet, we ended the quarter with $25.1 million in cash and cash equivalents compared with $15.2 million at December 31, 2005 and $30.6 million at June 30, 2006. The difference in the balances between the end of this quarter and the end of 2005 reflects the impact of our IPO, while the roughly $5.5 million decline in cash versus last quarter is a result of cash used for operating purposes, the repayment of debt and the payment of IPO-related expenses. You’ll note on a consolidated basis our accounts receivable increased by approximately $6.7 million versus last quarter. This is primarily a result of increased sales activity in Japan in the latter part of the third quarter versus the second quarter, which resulted in an increase of our Japan receivables by approximately $7.8 million.

26.	With respect to guidance for fiscal 2006, we will continue our practice of providing guidance for revenues, margin percentage, GAAP EPS, EPS excluding non-recurring charges and expected share counts. For fiscal 2006, we are expecting total revenues of $98 million. This compares with guidance in our last call of $94 million. We expect gross margin to be in the range of 58-59 percent, compared to 56-57 percent in our prior guidance. We expected to report a net loss on a GAAP basis of $0.58-$0.60 per share. This compares with prior guidance of a loss of $0.75 per share. Excluding a non-recurring charge, non-cash charge of $1.2 million related to debt repayment and non-cash stock-based compensation expense of approximately $3.1 million, Volcano expects to report a net loss of $0.38-$0.40 per share. This compares with prior guidance of a net loss of $0.54 per share. We still expect weighted average shares outstanding to be approximately 20.8 million at year-end. Again, because we expect to report a loss for the year, our share count will be reported on a non-dilutive basis.

27.	A reconciliation of our GAAP and non-GAAP results can be found in today’s earnings news release on our website at www.volcanocorp.com. Before opening the call up for questions, I want to mention that we will be appearing at several conferences between now and the time of our next quarterly earnings conference call. They include the Cowen Global Health Care conference in London, November 7; the Bear, Stearns Small-Mid-Cap Conference in New York, November 14-15; the Piper Jaffray Healthcare Conference in New York on November 30th; and the JP Morgan Healthcare conference in San Francisco on January 8-11. Thank you again for joining us today and we’ll now open the call to your questions.
Scott Huennekens
28.	Thank you all again for your continued interest in Volcano. In the short five months since we became a public company, we have made great strides in key areas of the company, beginning with our very solid financial performance.

29.	We are hitting our product development and regulatory milestones and meeting our objectives to increase the use of IVUS and gain market share. We are well positioned in what we believe is becoming an even more promising market opportunity. The events at last week’s TCT clearly demonstrate the need for and potential of our technology.

30.	Finally, we have a clear vision for growing the company beyond its current markets and have the technology and human resources to meet our goals. We look forward to seeing or speaking with you again in the near future.

Revenue Summary (in millions) (unaudited)	Q3 ‘05	Q3 ‘06
IVUS Systems:
United States	$2.4	$3.2
Japan	5.4	3.0
Europe, the Middle East and Africa	0.4	0.7
Rest of World	0.4	0.9

Total IVUS Systems	$8.6	$7.8

IVUS Disposables:
United States	$7.0	$7.8
Japan	5.9	6.8
Europe, the Middle East and Africa	2.1	1.9
Rest of World	0.3	0.5

Total IVUS Disposables	$15.3	$17.0

FM:
United States	$1.4	$1.2
Japan	0.4	0.2
Europe, the Middle East and Africa	0.7	0.7
Rest of World	0.1	0.1

Total FM	$2.6	$2.2

Other	$0.4	$0.8

Total	$26.9	$27.8

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